Exhibit 10.11
RTI International Metals, Inc.
Executive Change in Control Severance Policy
A.	Applicability
     The following executive officers (the “Executives” and each an “Executive”) of RTI International Metals, Inc. (the “Company”) who are appointed after the date of adoption, as set forth below, are entitled to participate in this Change in Control Severance Policy (the “CIC Severance Policy”), as may be amended from time to time, together with any other executive officer who is informed in writing by the Company of participation:
     Vice Chairman and Chief Executive Officer (“CEO”); President and Chief Operating Officer (“COO”); Senior Vice-President and Chief Financial Officer (“CFO”); Executive Vice-President (“EVP”); and Vice-President and General Counsel (“GC”).
     If an Executive is entitled to payments and/or benefits under this CIC Severance Policy following Executive’s termination of employment, then this CIC Severance Policy shall control and the Executive shall not receive the payments and benefits provided under the Company’s Executive Non-Change in Control Severance Policy.
B.	Definitions
     (1) “Cause” shall mean termination upon (i) any material breach by Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that the Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.
     (2) For purposes of this CIC Severance Policy, a “Change in Control” of the Company shall be deemed to have occurred if
     (A) Any person (within the meaning of that term as used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this CIC Severance Policy the term “Person” shall not include (i) the Company or any of its majority-owned subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or

     (B) The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors of the Company; individuals who, on the date hereof are serving as directors on the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved, or
     (C) There is consummated a merger or consolidation of the Company or a subsidiary thereof with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation at least 60% of the combined voting power of the voting securities of the entity surviving the merger or consolidation, (or the parent of such surviving entity) or the shareholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the Company’s assets.
     (3) “Exchange Act” shall mean the Securities Exchange Act of 1934.
     (4) “Good Reason” shall mean, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:
     (A) The assignment to Executive of duties inconsistent with the Executive’s position immediately prior to the Change in Control;
     (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control;
     (C) The failure by the Company to continue in effect any of the Company’s employee benefit plans, programs, policies, practices or arrangements in which Executive participates (or substantially equivalent successor or replacement employee benefit plans, programs, policies, practices or arrangements) or the failure by the Company to continue Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
     (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s Letter Agreement;
     (E) Any purported termination by the Company of Executive’s employment that is not effected pursuant to the termination requirements as may be set forth in Executive’s Letter Agreement; and
     (F) The Company’s requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.
     (5) “Letter Agreement” shall mean the Executive’s employment letter agreement with the Company.

     (6) “Payment Multiple” shall mean:
     2.5, in the case of the CEO;
     2.0, in the case of the COO, CFO, EVP and GC;
     (7) “Payment Period” shall mean a number of months equal to the Payment Multiple times twelve (12), which for purposes of measurement shall commence upon the Executive’s separation from service.
C.	Benefits
     Following a Change in Control of the Company, upon termination of an Executive’s employment within twenty-four (24) months following the Change in Control Executive shall be entitled to the following benefits:
     (1) If Executive’s employment shall be terminated by the Company for Cause or by Executive other than for Good Reason, no benefits shall be payable pursuant to this CIC Severance Policy, and the Company shall pay Executive the benefits provided within his or her Letter Agreement.
     (2) If Executive’s employment terminates by reason of Executive’s death or disability, no benefits shall be payable pursuant to this CIC Severance Policy, and the Executive shall be entitled to the benefits provided within his or her Letter Agreement and the Company’s retirement, survivor’s benefits, insurance and other applicable programs and plans, then in effect.
     (3) If Executive’s employment by the Company is terminated (i) by the Company other than for Cause or Executive’s death or disability, or (ii) by Executive for Good Reason, Executive shall be entitled to the benefits provided in subparagraphs (i) through (vi) below, which shall be in lieu of and cancel any further rights Executive has to receive any Base Salary that would be otherwise due under his or her Letter Agreement:
     (i) The Company will pay as severance benefits, a severance payment (the “Severance Payment”) equal to the product of the Payment Multiple times the sum of (x) Executive’s annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, and (y) the amount equal to Executive’s Annual Bonus. For purposes of the preceding sentence, Annual Bonus means the product of (x) the greater of (aa) Executive’s average actual Bonus Percent for the three years immediately preceding the date of termination, or shorter period if Executive was employed for less than three years, and (bb) Executive’s target Bonus Percent at the time of termination, and (y) Executive’s Base Salary. For purposes of calculating Annual Bonus under the preceding sentence, Bonus Percent means the actual or target bonus amount paid or payable to Executive with respect to a particular year or years divided by the Base Salary paid or payable to Executive for such year or years. The Severance Payment shall be payable on the first day following the six month anniversary of Executive’s separation from service; provided, however, the Severance Payment must be repaid in full to the Company in the event that the Executive violates his or her duty to maintain in strict confidence and not disclose any confidential information, as set forth in his or her Letter Agreement, or provides or engages in the dissemination of false and/or defamatory information pertaining to the Company, to its shareholders or otherwise;

     (ii) The stock options previously issued to Executive under any option or incentive plan of the Company to purchase shares of Common Stock of the Company (Option Shares), as well as any previously unvested shares of restricted stock granted to Executive, including any stock, cash or property into which any such shares, or shares underlying the stock options, have been converted, shall irrevocably vest upon any such termination;
     (iii) Any performance share or other awards previously awarded to Executive under the Company’s 2004 Stock Plan, or any successor plan, that represent a right to receive shares of the Company’s Common Stock or the equivalent of shares of the Company’s Common Stock shall vest upon any such termination as set forth in the applicable award agreement. Any payout under the performance award shall be payable on the first day following the six month anniversary of Executive’s separation from service;
     (iv) In the event that Executive becomes entitled to the Severance Payments, if any of the Severance Payments or other portion of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”), the Company shall pay to Executive at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of (1) any Excise Tax on the Severance Payments and such other Total Payments, and (2) any federal, state and local income tax, FICA-Health Insurance tax, and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Severance Payments and such other Total Payments. Notwithstanding the foregoing provisions of this subparagraph, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Severance Payments and Total Payments would not be subject to the Excise Tax if such payments were reduced by an amount that is less than 20% of the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Policy shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The determination of which amounts payable hereunder will be reduced, if applicable, may be elected by Executive. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment whether pursuant to the terms of this Policy or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control of the Company or any person affiliated with the Company or such person (together with the Severance Payment, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that in the opinion of tax counsel selected by the Company’s independent auditors and acceptable by Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (2) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of

(A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1), above), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
The payment provided for in the paragraph above shall be made on the first day following the six month anniversary of Executive’s date of termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate as determined in good faith by the Company of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as promptly as practicable following calculation thereof, but in no event more than 30 days following the initial estimate. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, Executive shall repay such excess to the Company on the fifth day after calculation of the correct amount and notice by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code);
     (v) During the Payment Period, the Company will arrange to provide Executive at the Company’s expense with life, disability, accident and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the termination of employment; but benefits otherwise receivable by Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by Executive during the Payment Period following his or her termination, and any such benefits actually received by Executive shall be reported to the Company for purposes of offset. To the extent any such benefits cannot be provided on a non-taxable basis to Executive and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code, then the provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest; and
     (vi) The Company shall pay Executive an additional amount equal to the excess of (x) minus (y), where (x) equals the sum of the pension, surviving spouse and/or survivor benefits on Executive’s behalf under the RTI Pension Plan and the RTI Supplemental Pension Program if such benefits were calculated using (i) Executive’s actual age at termination plus the number of months in the Payment Period, (ii) Executive’s actual continuous service for benefit accrual purposes at termination plus the number of months in the Payment Period, (iii) the interest and mortality table specified by the plans for calculating lump sum distributions as of the date of Executive’s termination of employment, (iv) the actuarial factors and assumptions that are in effect under the plans, using Executive’s age at termination of employment and (y) equals the sum of pension, surviving spouse’s benefits and/or survivor benefits which are actually payable on Executive’s behalf under the RTI Pension Plan and the RTI Supplemental Pension Program as of Executive’s termination of employment. For purposes of determining the amounts in (x) and (y) above, benefits will be based upon the amount of immediate pension payable in the form of a lump sum distribution under the terms of the applicable plan. The additional amount payable to Executive hereunder shall be payable in the form of a lump sum distribution on the first day following the six month anniversary of Executive’s separation from service.
     (4) The Company shall also pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination of employment, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this CIC Severance Policy or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.
D.	Amendment or Termination
     This CIC Severance Policy may be amended or terminated at any time in the Company’s discretion; provided, however, that no such amendment or termination made simultaneously with or following a Change in Control shall be binding upon the Executive, or in any way adversely affect such Executive’s rights under the CIC Severance Policy as it existed prior to such amendment or termination.
Adopted February 22, 2007 and Amended January 25, 2008.